                                  EXHIBIT 3.4

                                    FORM OF
         CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS OF SERIES B
                         CONVERTIBLE PREFERRED STOCK OF
                               SUCCESSORIES, INC.

                        PURSUANT TO SECTION 6.10 OF THE
             ILLINOIS BUSINESS CORPORATION ACT OF 1983, AS AMENDED


     NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority conferred upon the Board Directors of this Corporation in accordance with the provisions of the Articles of Incorporation there is hereby established a series of the authorized preferred stock of the Corporation, $100 par value per share, which series shall be designated as "Series B Cumulative Convertible Preferred Stock," and which shall consist of One Thousand Two Hundred Twelve (1,212) shares (collectively the "Series B Shares" or singularly, a "Series B Share") and shall have the following dividend rights, voting rights, terms of redemption, redemption prices, liquidation preferences and other rights, qualifications, limitations and restrictions.

      1. DIVIDEND RIGHTS

         1.1 A. The holder of record of each Series B Share (a "Holder") as of the Record Date (as defined below) shall be entitled to receive, when, as and if declared by the Corporation's Board Directors or a duly authorized committee thereof, on January 1, April 1, July 1 and October 1 of each year (a "Dividend Payment Date") out of the funds of the Corporation legally available therefor, cumulative dividends per Series B Share (the "Dividends") in cash equal to the "Cash Rate" (as hereinafter defined) multiplied by the Liquidation Preference (as defined in Paragraph 2 and as adjusted pursuant Paragraph 1.1.D below) for each Quarterly Payment Period (as hereinafter defined) that such Series B Share is outstanding.

To the extent permitted by applicable law and not prohibited pursuant to the terms of applicable credit instruments, senior securities or the Articles of Incorporation, the Board of Directors shall declare Dividends on each Dividend Payment Date (or, if such day is not a business day, on the next business day thereafter).

              B. A "Quarterly Payment Period" shall mean the three-month period ending on March 31, June 30, September 30 and December 31 of each year.

              C. The "Cash Rate" shall mean an annual dividend rate of 4.95% (i.e., a quarterly dividend rate of 1.2375%). The Cash Rate shall be referred to as the "Dividend Rate."

CERTIFICATE OF DESIGNATION - PAGE 1
(SUCCESSORIES, INC.)

     D. Dividends shall accrue (whether or not paid) during each Quarterly Payment Period from the Dividend Payment Date immediately preceding such Quarterly Payment Period to the last day of such Quarterly Payment Period, provided that, for the first Quarterly Payment Period, Dividends shall accrue commencing as of the date of initial issuance of the Series B Shares and shall be payable for the Quarterly Payment Period ending March 31, 1997. Dividends shall be calculated on the basis of a 90-day Quarterly Payment Period and the actual number of days elapsed. For any Quarterly Payment Period with respect to which the Dividend is not fully paid in cash on the Dividend Payment Date at the end of such Quarterly Payment Period, such accrued but unpaid Dividends shall be added to the Liquidation Preference of the Series B Shares effective at the beginning of the Quarterly Payment Period next succeeding the Quarterly Payment Period as to which such Dividends were not paid, and shall thereafter accrue additional Dividends at the Dividend Rate. During any Quarterly Payment Period in which a Notice of Conversion (as defined in Paragraph 5.2 below) is delivered by a Holder, or a Redemption Transaction (as defined in Paragraph 5.4A) occurs, the Corporation may, at its option, pay in cash all Dividends which have accrued from the end of the immediately preceding Quarterly Payment Period. Any Dividend payment made on Series B Shares shall be credited against the earliest accrued but unpaid Dividend which has been added to the Liquidation Preference of the Series B Shares pursuant to this Paragraph 1.1.D and shall reduce the Liquidation Preference by the amount of the Dividend paid.

   1.2 Dividends, if and when declared on each Series B Share, shall to the extent permitted by applicable law be declared at least twenty (20) business days prior to the next Dividend Payment Date for payment on the next Dividend Payment Date to the Holders of record on the date determined in such declaration, which date shall in no event be more than fifteen (15) business days after the date of declaration (the "Record Date"). Dividends shall be payable on each Dividend Payment Date (or if any such day is not a business day, the next succeeding business day), except that Dividends for the period during which a Redemption (as defined in Paragraph 5.1) shall occur shall be payable on Series B Shares redeemed in accordance with Paragraph 5.2 (unless otherwise paid on a Dividend Payment Date for a Record Date occurring prior to a Redemption Date (as defined in Paragraph 5.2)). The Holder of any Series B Shares which are the subject of a conversion pursuant to Paragraph 4 shall, on the Conversion Date (as defined in Paragraph 4.G), cease to have any rights with respect to any accrued Dividends on such Series B Shares which have not been declared and paid on or before such Conversion Date except to the extent that such accrued but unpaid Dividends have been added to the Liquidation Preference of such Shares and except that in the event a conversion of Series B Shares is effected after a Redemption Notice (as defined in Paragraph 5.2) is delivered by the Corporation but prior to a Redemption Date, then, to the extent lawful, the Corporation shall pay to such Holder an amount in cash equal to all accrued and unpaid Dividends from the last Dividend Payment Date until the date the converting Holder delivered its notice of conversion pursuant to Paragraph 4.G.

   1.3 So long as any Series B Shares are outstanding, the Corporation shall not declare, pay or set aside for payment any dividend (other than in shares of Junior Stock (as hereinafter defined)) or other distribution in respect of its Junior Stock, or call for redemption,


CERTIFICATE OF DESIGNATION - PAGE 2
(SUCCESSORIES, INC.)

redeem, purchase or otherwise acquire for any consideration (other than shares of its Junior Stock) any shares of its Junior Stock, any warrants, rights, calls or options exercisable for any shares of Junior Stock unless all dividends accumulated and unpaid with respect to the Series B Shares are simultaneously declared and paid. "Junior Stock" means Common Stock (as hereinafter defined) or any other series of preferred stock of the Corporation which ranks junior to or on a parity with (as determined pursuant to Paragraph
6) the Series B Shares, other than the Series A Shares (as defined in Paragraph 6 hereof). "Common Stock" means the common stock, par value $.01 per share, of the Corporation and any share of successor or replacement stock.

        1.4 Holder shall be entitled to participate with the holders of Common Stock equally and ratably (on the basis of the number of shares of Common Stock such Holder would then own if it then converted its Series B Shares pursuant to Paragraph 4) in any subscription rights or other similar rights to acquire securities or property of the Corporation granted to any holder of Common Stock.

    2.  RIGHTS ON LIQUIDATION AND RANKING

        2. 1 In the event of the liquidation, dissolution, winding-up or sale or other disposition of all or substantially all of the assets of the Corporation, whether voluntary or involuntary ("Liquidation"), the Holder of a Series B Share shall be entitled to receive with respect to such Series B Share, after the satisfaction of all distributions to holders of other series of preferred stock, if any, which are required (at the direction of the holder thereof or otherwise) to be redeemed prior to or in connection with the consummation of such Liquidation or which are expressly senior in liquidation preference to the Series B Shares including any series of preferred stock which is mandatorily redeemable (collectively, the "Senior Payments") but before any distribution is made to or set aside for the holders of Common Stock or any other series of preferred stock of the Corporation, if any, which are not then required to be redeemed or which are junior in liquidation preference to the Series B Shares, cash or any other assets of the Corporation in an amount (or having a fair market value) equal to Five Thousand Dollars ($5,000) per share (the "Liquidation Preference") plus all accrued but unpaid Dividends which have been added to the Liquidation Preference of such shares pursuant to Paragraph 1.1.D up to the date of the final distribution in Liquidation. If, after the satisfaction of all Senior Payments, the assets of the Corporation available for distribution to Holders shall be insufficient to permit the payment in full of the amount due the Holders pursuant to this Paragraph 2, then the entire assets of the Corporation available for distribution to Holders after the satisfaction of all Senior Payments shall be distributed pari passu among the Holders and the holders of other series of preferred stock which are not junior in liquidation preferences to the Series B Shares, if any, in accordance with their respective liquidation preferences. The fair market value of any assets of the Corporation and the proportion of cash and other assets distributed by the Corporation to the Holders of the Series B Shares shall be reasonably determined in good faith by the Board of Directors. A merger or consolidation of the Corporation with another corporation (or other business entity) or a voluntary sale of all or substantially all of the assets of the Corporation principally in exchange for stock and/or securities of another corporation (all


CERTIFICATE OF DESIGNATION - PAGE 3
(SUCCESSORIES, INC.)

referred to as a "Merger") shall not be deemed a Liquidation if such Merger does not occur as part of a proceeding under Title 11 of the United States Code or any federal or state law for the protection of creditors or relief of debtors.


        2.2 With regard to rights to receive distributions upon Liquidation of the Corporation and dividends, the Series B Shares shall rank senior to the Common Stock and any other equity securities of the Corporation that by their terms are not made senior to or on a parity with the Series B Shares as to such rights.

     3. VOTING RIGHTS

        3.1 Except as otherwise provided in Paragraphs 3.2 and 3.3 below, each Holder shall have the same voting rights as a holder of the number of shares of Common Stock which such Holder would then own if it then converted its Series B Shares pursuant to Paragraph 4.

        3.2 So long as any of the Series B Shares are outstanding the Corporation will not, without the affirmative vote or consent of the Holders of at least eighty percent (80%) of the Series B Shares at the time outstanding, given in person or by proxy, either in writing or by a resolution adopted at a meeting called for such purpose, with the Holders of the Series B Shares voting or consenting separately as a class:

                 A. amend, alter or repeal any of the provisions of the
            Corporation's Articles of Incorporation or Bylaws or the resolution providing for the issue of the Series B Shares or pass any stockholder resolution, including such action effected by merger or similar transaction in which the Corporation is the surviving corporation, if such amendment or resolution would affect adversely the preferences, special rights or powers of the Series B Shares except if such action is otherwise permitted under the other provisions of this Paragraph 3.2;

                 B. increase or decrease (other than by redemption or
            conversion) the total number of authorized Series B Shares;

                 C. issue any capital stock which ranks senior to or on a
            parity with the Series B Shares with respect to rights to receive distributions upon liquidation, dissolution, or winding up of the Corporation or with respect to dividends; or

                 D. enter into a Merger in which the Corporation is not the surviving corporation; provided, however, that the provisions of this subparagraph D shall not be applicable to any such Merger if the authorized capital stock of the surviving corporation immediately after such Merger shall include only classes or series of stock for which no such consent or vote would have been required pursuant to Paragraph 3.2 if such class or series had been authorized by the Corporation immediately prior to such Merger or which have the same rights,

CERTIFICATE OF DESIGNATION - PAGE 4
(SUCCESSORIES, INC.)

            preferences and limitations and authorized amount as a class or series of stock of the Corporation authorized prior to such Merger and continuing as an authorized class or series at the time thereof.

            A Merger of the Corporation, or similar Merger in which the holders of its capital stock receive all cash shall not be deemed to adversely affect the preferences, special rights or powers of the Series B Shares. The authorization or issuance of any other series of preferred stock if such other series ranks junior to the Series B Shares with respect to rights to receive distributions upon liquidation, dissolution or winding up of the Corporation or with respect to dividends, shall not be deemed to adversely affect the preferences, special rights or powers of the Series B Shares.

            3.3 In the event of an issuance by means of a stock split, reverse split or stock dividend or other similar event or reclassification of shares of Common Stock outstanding, the voting rights of the Series B Shares shall be fairly and equitably (in the judgment of the Board of Directors of the Corporation) adjusted at the same time and in the same manner as the adjustment is made in the rights of the Common Stock in order to maintain the same voting rights as the Series B Shares had on the date of issuance.

           3.4 Copies of all notices sent to the holders of Common Stock shall be simultaneously sent to each Holder.

     4.    CONVERSION RIGHTS - COMMON STOCK

           A. NUMBER OF SERIES B SHARES.   Each Series B Share shall be
convertible, at the option of the Holder thereof, at any time and from time to time into that number of shares of Common Stock, obtained by dividing the Liquidation Preference (including any Dividends added to Liquidation Preference pursuant to Paragraph 1.1.D) of such Series B Share by the "Conversion Price" determined in accordance with Paragraph 4.B as follows: (i) 606 of the Series B Shares shall be convertible commencing February 16, 1997, and (ii) 606 of the Series B Shares shall be convertible commencing March 18, 1997. Notwithstanding the foregoing, each Series B Share outstanding on December 17, 1998 shall automatically be converted into Common Stock on such date at the Conversion Price and December 17, 1998 shall be deemed the Conversion Date with respect to such conversion without the requirement of the delivery of a Notice of Conversion provided, such automatic conversion shall not occur if, at such time, the Corporation is in default of any of its obligations hereunder which has not been cured within seven (7) days after receipt of written Notice from a Holder of the event creating such default. Furthermore, the Company shall not be obligated to honor any Notice of Conversion (or any automatic conversion on December 17, 1998) for any Series B Shares delivered by the Holders, if after giving effect to the issuance of Shares of Common Stock in connection therewith the Company would not be in compliance with applicable National Association of Securities Dealers ("NASD") corporate governance rules (the "Conversion Limit"). In such case, the number of Series B Shares which cannot be converted solely as a result of the Conversion Limit shall be redeemed by the Corporation and the Holders shall be entitled to receive cash in exchange


CERTIFICATE OF DESIGNATION - PAGE 5
(SUCCESSORIES, INC.)

therefor in an amount equal to the number of shares of Common Stock that would have been issued upon such conversion multiplied by the Market Price (as defined in Paragraph 4.J. below) on the date of such conversion, pursuant to the redemption provisions of Paragraph 4.N. below.

        B. CONVERSION PRICE. The Conversion Price shall be equal to the lesser of (x) $9.00 (the "Fixed Price") and (y) the "Market Price" of the Common Stock (as defined in Paragraph 4.J below). The Conversion Price is also subject to adjustment from time to time pursuant to Paragraph 4.D. Notwithstanding the foregoing, the Conversion Price shall be increased by an amount equal to the formula I=(C-(1.25*F))/2, where:

     I=Increase in Conversion Price,
     C=Market Price of the Common Stock, and
     F=Fixed Price;

provided, that such formula will only operate to increase the Conversation Price and not as a decrease thereto.

        C. CONVERSION AND REDEMPTION. In case any Series B Share is called for redemption, the right to convert such Series B Share shall terminate with respect to all Series B Shares for which a Notice of Conversion (as defined in Paragraph 4.F below) shall not have previously been delivered to the Transfer Agent (as hereafter defined) pursuant to the procedures described in Paragraph
5.2 below at the close of business on the date which is three (3) business days preceding the Redemption Date (as defined in Paragraph 5.1 below); provided that no default by the Corporation in the payment of the applicable Redemption Price (as defined in Paragraph 5.1) shall have occurred and be continuing.

        D. ADJUSTMENT OF CONVERSION PRICE AND RATIO FOR CONVERSION. Except as otherwise provided herein (i) the Fixed Price and (ii) the Market Price (if any of the events specified in clauses (a) or (b) below occurs following the delivery of a Conversion Notice which specifies that the Conversion Price is equal to the Market Price) shall each be subject to adjustment from time to time only as follows:

                 (a) In case the Corporation shall (1) take a record of the holders of Common Stock for the purpose of entitling them to receive a dividend payable in shares of Common Stock, (2) subdivide (by stock split, merger, consolidation or otherwise) the outstanding shares of Common Stock into a greater number of shares,
            (3) combine (by reverse stock split, merger, consolidation or otherwise) the outstanding shares of Common Stock into a smaller number of shares or (4) increase or decrease the number of shares of outstanding Common Stock by reclassification of its Common Stock, then the Conversion Price (then in effect) shall be adjusted so that each Holder shall thereafter be entitled upon the conversion of each Series B Share held by him to receive for such Series B Share the number of shares of Common Stock which he would have owned and/or have


CERTIFICATE OF DESIGNATION - PAGE 6
(SUCCESSORIES, INC.)

            been entitled to receive upon the occurrence of an event or record date described above had the Series B Share been converted immediately prior to the happening of the event, the adjustment to the Conversion Price to become effective immediately after (x) the record date (in the case of a dividend) or (y) the day upon which such subdivision or combination shall become effective and the Conversion Limit shall be correspondingly adjusted.

                 (b) In case the Corporation shall, by dividend or otherwise, distribute to all holders of its Common Stock property, including securities, but excluding: (x) any dividend or distribution paid in Common Stock; or (y) any dividend or distribution paid in cash out of the surplus of the Corporation (provided that such distribution shall not reduce stockholders' equity below the sum of the aggregate Liquidation Preference of the Series B Shares then outstanding and the aggregate Liquidation Preference of all other shares ranking senior or pari passu to the Series B Shares), then the Conversion Price shall be adjusted by multiplying (a) the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive the distribution by (b) a fraction, the numerator of which is the excess of the Market Price (as defined in Paragraph 4.J) for that date over the fair market value on that date (as reasonably determined in good faith by the Board of Directors, whose determination shall be conclusive) of the property so distributed per share of Common Stock, and the denominator of which is the Market Price for that date. The adjustment shall become effective immediately prior to the opening of business on the day following the date fixed for the determination of stockholders entitled to receive the distribution.

                 (c) In case the Corporation shall sell or issue shares of
            Common Stock or rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase shares of Common Stock, excluding shares of Common Stock issued or reserved for issuance by the Corporation in the following situations:

                       (i) in any transaction described in clause (a) or (b)
                  above;

                       (ii) pursuant to any plan providing for the reinvestment
                  of dividends or interest payable on securities of the Corporation, and the investment of additional optional amounts with respect to such plan, in shares of Common Stock in any such case at a price per share of not less than 95% of the Market Price per share of Common Stock, or pursuant to any employee benefit plan or program of the Corporation as to which a binding commitment existed as of the date of initial issuance of the Series B Shares;



CERTIFICATE OF DESIGNATION - PAGE 7
(SUCCESSORIES, INC.)

                       (iii) shares of Common Stock issued upon conversion of
                  the Series B Shares, or Series A Shares, or upon conversion, exercise or exchange of rights, options, warrants or convertible or exchangeable securities outstanding or as to which a binding commitment existed as of the date of initial issuance of the Series B Shares, or Series A Shares; or

                       (iv) shares of Common Stock issued pursuant to or in
                  connection with (A) warrants for the purchase of 112,000 shares of the Corporation's Common Stock issued to certain investors holding subordinated debt of the Corporation and options for the purchase of 125,000 shares of the Corporation's Common Stock issued in connection with the extension of the terms of such subordinated debt; (B) the Corporation's 1995 Employee Stock Purchase Plan (together with any increases thereto or replacements thereof); (C) the Corporation's Stock Option Plan (together with any increases thereto or replacements thereof); (D) options granted to Arnold M. Anderson pursuant to the terms of that certain Common Stock Option Agreement and that certain Incentive Stock Option Agreement; (E) options granted to James M. Beltrame pursuant to the terms of that certain Common Stock Option Agreement and that certain Incentive Stock Option Agreement; (F) any merger or acquisition entered into by the Corporation; and (G) any options or warrants existing as of the date hereof;

            and the price per share (determined in the case of rights, options, warrants or convertible or exchangeable securities as the quotient of (x) the aggregate consideration received or receivable by the Corporation upon the sale and issuance of such rights, options, warrants or convertible or exchangeable securities plus the total consideration payable to the Corporation upon such exercise or conversion divided by (y) the total number of shares of Common Stock covered by such rights, options, warrants or convertible or exchangeable securities) is lower than the Market Price on the date of such initial sale and issuance, then the Conversion Price in effect immediately prior to such issuance shall upon such issuance be reduced to the price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be an amount equal to the sum of (A) the number of shares of Common Stock outstanding on a fully-diluted basis immediately prior to such issuance multiplied by the Market Price in effect immediately prior to such issuance plus (B) the consideration, if any, received by the Corporation upon such issuance, and the denominator of which shall be the product of (A) the Market Price in effect immediately prior to such issuance and (B) the total number of shares of Common Stock outstanding on a fully diluted basis, immediately after such issuance.

                 (d) In case the Corporation shall distribute to the holders of its Common Stock evidences of its indebtedness or assets (excluding Dividends or

CERTIFICATE OF DESIGNATION - PAGE 8
(SUCCESSORIES, INC.)

            distributions made out of current or retained earnings or rights or warrants to subscribe other than as referred to in subparagraph (c) above), then in each such case the number of shares of Common Stock into which each Series B Share shall thereafter be convertible shall be determined by multiplying the number of shares of Common Stock into which such Series B Shares was theretofore convertible by a fraction, of which the numerator shall be the current Market Price per share of Common Stock on the date of such distribution, and the denominator of which shall be the current Market Price per share of Common Stock, less the excess of the then fair market value (as reasonably determined by the Board of Directors of the Corporation) of the assets, evidence of indebtedness, subscription rights or warrants so distributed (the "Distributed Property") over the aggregate consideration receivable by the Corporation, if any, for the Distributed Property, as applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made (unless an adjustment is made pursuant to subparagraph (a), (b) or (c) above, in which case such subparagraphs shall apply), but shall also be effective retroactively as to Series B Shares converted after the record date for the determination of stockholders entitled to receive such distribution and before the date such distribution is made.

                 (e) No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least 1 % of such price; provided that any adjustments which by reason of this clause (e) are not required to be made shall be carried forward and taken into account in a subsequent adjustment. All calculations shall be made to the nearest cent or the nearest one-hundredth of a share, as the case may be.

                 (f) If the adjustment provided for in subparagraphs (b), (c)
            or (d) above would cause the Series B Shares to be convertible in the aggregate into a number of shares of Common Stock which exceeds the Conversion Limit, then the Corporation shall not engage in any such transaction without the affirmative vote or consent of the Holders of at least eighty percent (80%) of the Series B Shares at the time outstanding.

            E. CONVERSION UPON REORGANIZATION. In case the Corporation shall effect a reorganization, reclassification of its Common Stock (other than a subdivision or combination described in clause (a) of Paragraph 4.D) or Merger, and pursuant to any such reorganization, reclassification or Merger, any assets or securities of the Corporation, any successor or transferee corporation or any affiliate thereof or cash is received by or distributed to the holders of Common Stock, then each Holder shall have the right thereafter to convert each Series B Share held by such Holder into the kind and amount of shares or assets, securities or cash receivable as a result of consummation of such transaction by a holder of the number of shares of Common Stock into which such Series B Share might have been converted immediately prior to such transaction and shall have no other conversion rights nor shall there be any adjustment to the Conversion Price; in any such event effective provision shall be made in the certificate


CERTIFICATE OF DESIGNATION - PAGE 9
(SUCCESSORIES, INC.)

of incorporation of the successor or transferee corporation or otherwise, so that the provisions set forth herein for the protection of the conversion rights of the Series B Shares shall thereafter be applicable, as nearly as reasonably may be, to any such other securities, cash and assets deliverable upon conversion of the Series B Shares or other convertible stock or securities received by the Holders in place thereof, and any such successor or transferee corporation shall expressly assume the obligation to deliver, upon the exercise of the conversion privilege, such other securities, cash or assets as the Holders of the Series B Shares, or other convertible stock or securities received by the Holders in place thereof, shall be entitled to receive pursuant to the provisions hereof, and to make provision for the protection of the conversion right as above provided. In case securities other than Common Stock, cash or assets shall be issuable, payable or deliverable by the Corporation upon conversion as aforesaid, then all references in this Paragraph 4.E shall be deemed to apply, so far as appropriate and as nearly as may be, to such other securities, cash or assets.

     F. CONVERSION METHOD. Any Holder of Series B Shares may, at any time prior to the close of business on the date which is two (2) business days prior to the Redemption Date for such Series B Shares, exercise the conversion rights as to such Series B Shares by delivering to the Corporation during regular business hours, care of the then transfer agent (the "Transfer Agent") for the Corporation, a notice requesting conversion on a specified date and the number of Series B Shares that the Holder elects to convert (a "Notice of Conversion"). The Notice of Conversion shall also state the names and addresses of the persons to whom certificates for shares of Common Stock shall be issued, the denominations of such certificates and reasonable delivery instructions with respect thereto. Each conversion shall be deemed to have been effected immediately on the close of business on the date such Notice of Conversion (the "Conversion Date") is received by the Transfer Agent (including receipt via facsimile). The person in whose name any certificate for shares of Common Stock is issuable upon the conversion shall be deemed to have become the holder of record of the Common Stock at such time. If the stock transfer books of the Corporation are closed on the Conversion Date, the Conversion Date for purposes of determining record ownership shall be the next succeeding day on which the stock transfer books are open (and the conversion shall be deemed to have been effected immediately prior to the close of business on that day), but in all cases the conversion shall be at the Conversion Price in effect on the Conversion Date specified in the notice of conversion. As promptly as practicable after the Conversion Date but in any event within three (3) Trading Days (as defined below) of the receipt of the Notice of Conversion, the Corporation shall cause the Transfer Agent to issue and deliver to such Holder, at the expense of the Corporation and in accordance with such Holder's delivery instructions, a certificate or certificates for the number of full shares of Common Stock to which such Holder is entitled and cash with respect to any fractional interest in a share of Common Stock as provided in Paragraph 4.G below (which shall be promptly deposited by the Corporation with the Transfer Agent for delivery to the Holder).

     G.   FRACTIONAL SHARES OF COMMON STOCK.    No fractional shares of Common
Stock or scrip shall be issued upon conversion of Series B Shares. If more than one Series B Share shall be surrendered for conversion at any one time by the same Holder, the number of


CERTIFICATE OF DESIGNATION - PAGE 10
(SUCCESSORIES, INC.)

full shares of Common Stock issuable upon conversion of such Series B
Shares shall be computed on the basis of the aggregate number of Series B Shares so surrendered. Instead of any fractional shares of Common Stock which otherwise would be issuable upon conversion of any Series B Shares, the Corporation shall pay a cash adjustment in respect of such fractional interest based upon the Conversion Price in effect at the close of business on the last business day prior to the Conversion Date.

     H.   TAXES.   All shares of Common Stock issued upon conversion of Series B
Shares will be validly issued, fully paid and nonassessable. The Corporation shall pay any and all documentary stamp or similar issue or transfer taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series B Shares pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the Series B Shares so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such transfer has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation that such tax has been paid or that no such tax is payable.

     I.   SURRENDERED SERIES B SHARES.    All certificates representing Series B
Shares converted or redeemed shall be appropriately canceled on the books of the Corporation and the Series B Shares so converted or redeemed represented by such certificates shall be restored to the status of authorized but unissued Series B Shares.

     J. MARKET PRICE. The term "Market Price" on any day shall mean the average of the closing bid prices per share of Common Stock on the National Association of Securities Dealers Inc. Automated Quotation System as reported by Blomberg, L.P. (the "NASDAQ System"), or on such exchange as the Common Stock is then traded, in each case, for the five (5) consecutive Trading Days immediately preceding the date of determination. A "Trading Day" is a business day in which the principal market on which the Common Stock is traded is open for trading for at least four hours. If at the time of any computation pursuant to this paragraph the Common Stock is not then traded on any trading market, the "Market Price" for the purposes hereof shall be the fair value as reasonably determined in good faith by the Board of Directors of the Corporation.

     K. AVAILABLE COMMON STOCK. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common
Stock, solely for the purpose of effecting the conversion of Series B Shares, such number of shares of Common Stock as shall from time to time be sufficient to effect a conversion of all outstanding Series B Shares under Paragraph 4.A, as such number may from time to time be adjusted pursuant to Paragraph 4.D, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding Series B Shares, the Corporation shall promptly take such corporate action as may, in the opinion of its counsel and subject to any necessary approval of its stockholders, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

CERTIFICATE OF DESIGNATION - PAGE 11
(SUCCESSORIES, INC.)

     L. NOTICE TO HOLDERS. In the event (i) the Corporation shall declare a dividend or other distribution on the Common Stock other than regular cash dividends declared in the ordinary course or dividends or other distributions payable in Common Stock, (ii) the Common Stock is subdivided, combined or reclassified, (iii) of a Merger, (iv) of a Liquidation, or (v) the Corporation offers for subscription pro rata to holders of Common Stock any additional shares of stock of any class or series or other rights, then the Corporation shall mail to each Holder at the Holder's address as it appears in the stock records of the Corporation, promptly and in any event at least 15 days prior to the date described in clause (a) below, a notice stating (a) the date for the determination of holders of Common Stock entitled to receive the distribution, subscription rights or the consideration in the Merger or Liquidation, or (b) the date of determination as to which shares of Common Stock will be affected by a subdivision, combination, reclassification, (c) a brief statement of the facts requiring such notice, and (d) if applicable, that the Conversion Price shall be adjusted in accordance with this Paragraph 4. Upon any adjustment in the Conversion Price, the Corporation shall mail to each Holder at the Holder's address as it appears in the stock records of the Corporation a notice setting forth the adjusted Conversion Price and the method of calculation thereof, provided that, if such address is outside of the United States, then such notice shall be sent by facsimile transmission (if such Holder shall have provided a facsimile number).

     M. CONCLUSIVE DETERMINATION. Whenever the Fixed Price is adjusted as herein provided, the Corporation shall promptly file with the Transfer Agent a certificate of a firm of independent public accountants regularly employed by the Corporation setting forth the adjusted Fixed Price, along with a brief statement of the facts requiring the adjustment and the manner of computing the adjustment, which certificate shall be conclusive evidence of the correctness of the adjustment, absent manifest error.

     N. CONVERSION LIMIT EXCEPTION MECHANISM. If, at any time, the aggregate number of shares of Common Stock into which the outstanding Series B Shares may be converted exceeds the Conversion Limit then in effect:

                 (i) the Corporation shall deliver a notice to that effect to the Holders and the Transfer Agent; and

                 (ii) each Holder may elect to convert the Series B Shares for up to its prorata portion of the unconverted portion of the Conversion Limit and cause the Corporation to redeem the unconverted portion of all (but not less than all) of the remaining outstanding Series B Shares for consideration specified in Paragraph 4.A. hereof.

     5. REDEMPTION RIGHTS

        5.1 VOLUNTARY REDEMPTION. The Corporation may, at any time commencing April 17, 1997 (but not prior thereto), at its option redeem (a "Redemption") for cash at the Redemption Price, from funds legally available therefor, all or any portion of the outstanding


CERTIFICATE OF DESIGNATION - PAGE 12
(SUCCESSORIES, INC.)

Series B Shares (for which a Notice of Conversion has not been delivered two (2) business days prior to the Redemption Date. The Redemption Price shall be the Liquidation Preference of each Series B Share plus all accrued but unpaid Dividends thereon through the Redemption Date.

        5.2 NOTICE OF REDEMPTION. If the Corporation elects to redeem any or all Series B Shares pursuant to a Redemption, the Corporation shall (a) give two (2) business days' prior written notice of such Redemption to the Transfer Agent and each Holder of Series B Shares to be redeemed at its address as it appears on the stock records of the Corporation by deposit thereof in class U.S. mail, postage prepaid, and, in the case of a Holder with an address outside of the United State Redemption Notice shall be sent by facsimile transmission (if such Holder shall have provided a facsimile number), and (b) either set aside, apart from its other funds, or provide written evidence reasonably satisfactory to each Holder of the Corporation's ability to fund the Redemption Price, an amount equal to the Redemption Price of all Series B Shares subject to Redemption at that time for the benefit of all Holders of Series B Shares subject to Redemption, and the Series B Shares then subject to Redemption and not otherwise converted prior to the Redemption Date in accordance with Paragraph 4 shall, on the date which is twenty (20) business days after the deposit of Redemption Notice in accordance with clause (a) of this sentence (the "Redemption Date"), cease to outstanding and the rights of the Holders and owners thereof shall be limited to payment of the Redemption Price thereof. The Corporation shall deposit with the Transfer Agent for delivery to each Holder of a Series B Share the Redemption Price thereof within one (1) business day prior to the Redemption Date. Should any Holder not receive payment of any amounts due on Redemption of its Series B Shares by reason of the Corporation's failure to make payment at the times prescribed above for any reason, the Corporation shall pay to the applicable Holder on demand (x) interest on the sums not paid when due at an annual rate equal to two percent in excess of the "Prime Rate" that is then in effect or announced by Citibank, N.A. or its successor, compounding at the end of each thirty (30) days, until the applicable Holder is paid in full and (y) all costs of collection, including but not limited to attorneys' fees and costs, whether or not suit or other formal proceedings are instituted. The Redemption Price shall (in the discretion of the Board of Directors of the Corporation) be adjusted to take into account any stock split or other similar change in the Series B Shares.

        5.3 SELECTION OF SHARES. The Corporation shall select the Series B Shares to be redeemed in a Redemption in which not all Series B Shares are to be redeemed so that the Series B Shares of each Holder selected for Redemption shall bear the same proportion to the total Series B Shares owned by that Holder the proportion of all Series B Shares selected for Redemption bears to the total of all then outstanding Series B Shares, but adjusted as determined by the Board of Directors to avoid the redemption of fractional Series B Shares. Should any Series B Shares required to be redeemed under the terms hereof not be redeemed solely by reason of limitations imposed by law, the applicable Series B Shares shall be redeemed on the earliest possible date thereafter that the applicable Series B Shares may be redeemed to the maximum extent permitted by law. Except as set forth above, the Board of Directors shall prescribe the manner in which any Redemption shall be effected. Any monies deposited with the Transfer Agent by the Corporation for the holders of Series B Shares subject to Redemption


CERTIFICATE OF DESIGNATION - PAGE 13
(SUCCESSORIES, INC.)

which shall not be claimed at the end of one (1) year after the first service of the applicable Redemption Notice shall be released and repaid to the Corporation but shall be paid to the Holder of the applicable Series B Shares so long as submission of its shares occurs within five (5) years after the first service of the applicable Redemption Notice.


     5.4 MANDATORY REDEMPTION.

     A.  REDEMPTION ON HOLDER'S OPTION.   In the event the Corporation enters
into (I) a transaction or series of transactions to sell all or substantially all of its assets, or (II) any consolidation of the Corporation with, or merger of the Corporation into, any other Person, or any merger of another Person into the Corporation (each, a "Material Corporate Transaction") (other than a merger
(x) which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of common stock or (y) which is effected solely to change the jurisdiction of incorporation of the Corporation and results in a reclassification, conversion or exchange of outstanding shares of Common Stock solely into shares of Common Stock), together with any Change of Control as hereafter defined, the occurrence of a conversion limitation event described in Paragraph 4.N and any redemption effected by the Corporation pursuant to Paragraph 5.1, being a "Redemption Transaction"), the Corporation shall provide at least two (2) days advance written notice of the proposed consummation thereof (the latter of the date pursuant to which a Material Corporate Transaction is effected or thirty (30) days after providing such notice is referred to herein as the "Effective Date of Redemption"). The right to convert each Series B Share shall terminate with respect to all Series B Shares for which a Notice of Conversion shall not have previously been delivered to the Transfer Agent pursuant to the procedures described in Paragraph 4F above at the close of business on the date which is three business days prior to the Effective Date of Redemption. On the Effective Date of Redemption, the Corporation shall redeem all remaining Series B Shares for the Redemption Price and the Corporation shall deposit the Redemption Price for all outstanding Series B Shares with the Transfer Agent for the benefit of the respective holders of the Series B Shares not previously redeemed. Simultaneously, the Corporation shall deposit irrevocable instruction and authority to the Transfer Agent to pay in cash the Redemption Price to the Holders of the Series B Shares.

     B. REDEMPTION ON CHANGE OF CONTROL. In the event of a Change of Control (as hereinafter defined), the Series B Shares shall be redeemed in full at the option of each Holder upon written notice provided to the Corporation by such Holder at any time following such Change of Control for cash at the Redemption Price. For purposes of this Section 5.4.B, Change of Control shall be deemed to have occurred at such time as:

                 (i) any person (other than the Corporation, any subsidiary of the Corporation or any employee benefit plan of the Corporation) ("Person") is or becomes the beneficial owner, directly or indirectly, through a purchase, merger or other acquisition or transaction or series of transactions, of shares of capital stock of the Corporation entitling such Person to exercise 50% or more of the total voting power of all shares of capital stock of the Corporation entitled to vote generally in the election of directors; or


CERTIFICATE OF DESIGNATION - PAGE 14
(SUCCESSORIES, INC.)

                 (ii) a change in the Board of Directors of the Corporation in which the individuals who constituted the Board of Directors of the Corporation at the beginning of the two-year period immediately preceding such change (together with any other director whose election by the Board of Directors of the Corporation or whose nomination for election by the shareholders of the Corporation was approved by a vote of at least a majority of the directors then in office either who were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office.

Upon receipt by the Corporation of any such notice from a Holder, such notice shall be treated as a Redemption Notice for all of such Series B Shares held by such Holder, and the procedures set forth in Section 5.2 shall be applicable thereto.

     6. RANKING OF STOCK OF THE CORPORATION

     For purposes of this resolution, any stock of any class or classes of the Corporation shall be deemed to rank:

        A. Prior to the Series B Shares and Series A Shares, either as to dividends or upon liquidation, if the holders of such class or classes shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in preference or priority to the Holders;

        B. On a parity with the Series B Shares and Series A Shares, either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share or sinking and fund provisions, if any, are different from those of the Series B Shares or Series A Shares, if the holders of such stock shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in proportion to their respective dividend rates or liquidation prices without preference or priority, one over the other, as between the holders of such stock and the Holders, and

        C. Junior to the Series B Shares and Series A Shares, either as to dividends or upon liquidation, if such class shall be Common Stock or if the Holders of the Series A Shares or the Series B Shares shall be entitled to receipt of dividends or of amounts distributable upon dissolution, liquidation, winding up of the Corporation, or upon redemption as the case may be, in preference or priority to the holders of shares of such class or classes. The Series B Shares shall rank pari passu in all right of payment (including Dividends, redemption and liquidation rights) with the four hundred (400) shares of Series A Cumulative Convertible Preferred Stock of the Corporation issued September 16, 1996 (the "Series A Shares").

     RESOLVED FURTHER, that the President or any Vice President and the Secretary or any Assistant Secretary of the Corporation are each authorized to do or cause to be done all such


CERTIFICATE OF DESIGNATION - PAGE 15
(SUCCESSORIES, INC.)

acts or things and to make, execute and deliver or cause to be made, executed and delivered all such agreements, documents, instruments and certificates in the name and on behalf of the Corporation or otherwise as they deem necessary, desirable or appropriate to execute or carry out the purpose and intent of the foregoing resolutions.





CERTIFICATE OF DESIGNATION - PAGE 16
(SUCCESSORIES, INC.)